UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Cal Dive International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAL DIVE INTERNATIONAL, INC.

2500 CityWest Boulevard

Houston, Texas 77042

Telephone: (713) 361-2600

April 8, 2008

Dear Stockholder:

You are cordially invited to join us for our 2008 Annual Meeting of Stockholders to be held on Tuesday, May 6, 2008 at 9:00 a.m. at the corporate offices of Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

The attached Notice of Annual Meeting and Proxy Statement describe the matters proposed by your board of directors to be considered and voted upon at the meeting.

Your Vote is Important. Whether you own a few or several shares of stock, it is important that your shares be represented and voted. Accordingly, we ask that you read the attached Notice of Meeting and Proxy Statement carefully and that you complete, date and sign the enclosed proxy and return it promptly in the accompanying postage-paid envelope.  This will ensure that your vote is counted.  Furnishing the enclosed proxy will not prevent you from voting in person at the meeting if you wish to do so.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Owen E. Kratz

Owen E. Kratz
Chairman of the Board

CAL DIVE INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

TO THE STOCKHOLDERS OF CAL DIVE INTERNATIONAL, INC.:

The 2008 Annual Meeting of stockholders will be held at 9:00 a.m. (CDT) on Tuesday, May 6, 2008 at the corporate offices of Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, to consider the following matters:

1.

To elect two Class II Directors who would serve a three-year term of office expiring at our 2011 annual meeting; and

2.

To transact such other business as may properly be considered at the Annual Meeting or any adjournment thereof.

The Board of Directors has set March 24, 2008 as the record date for the meeting.  You may vote at the Annual Meeting only if you were a stockholder of record at the close of business on March 24, 2008.

You are invited to attend the Annual Meeting in person.  Whether or not you plan to attend the Annual Meeting, you may vote your shares by completing and promptly returning the enclosed Proxy Card in the envelope provided.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Lisa M. Buchanan
Lisa M. Buchanan
Corporate Secretary

Houston, Texas
April 8, 2008

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that your shares may be voted in accordance with your wishes.  An envelope, which requires no postage if mailed in the United States, is enclosed for this purpose.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2008

The Company’s Proxy Statement and 2007 Annual Report to Stockholders (including our annual report on Form 10-K) for the fiscal year ended December 31, 2007 are available at www.caldive.com under the Investor Relations tab.

CAL DIVE INTERNATIONAL, INC.

2500 CityWest Boulevard

Houston, Texas 77042

Telephone: (713) 361-2600

PROXY STATEMENT Annual Meeting of Stockholders May 6, 2008

We are providing these proxy materials in connection with the solicitation on behalf of the Board of Directors of Cal Dive International, Inc. of proxies to be voted at Cal Dive’s Annual Meeting of Stockholders to be held on May 6, 2008, and at any adjournment of the Annual Meeting.  The Annual Meeting will be held at the corporate offices of Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.  These materials are first being mailed to stockholders on or about April 8, 2008.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote at the Annual Meeting?

The Board has set March 24, 2008 as the record date for the Annual Meeting. If you were the owner of Cal Dive common stock at the close of business on March 24, 2008, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date on each of the matters presented at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

The holders of a majority of Cal Dive’s outstanding common stock as of the record date must be present, in person or represented by proxy, at the Annual Meeting in order to constitute a quorum, hold the meeting and conduct business. On the record date, there were 105,733,743 shares of Cal Dive common stock issued and outstanding. Helix Energy Solutions Group, Inc. owns 61,506,691 shares, or approximately 58% of Cal Dive common stock.  Helix has indicated its intent to attend and vote at the Annual Meeting assuring the presence of a quorum. Given its ownership position, Helix will have the power to control the outcome of the vote on all matters that are considered at the Annual Meeting.  Your shares will be counted as present at the Annual Meeting if you either:

•

are present in person at the Annual Meeting; or

•

have properly submitted a Proxy Card.

What matters will be voted on at the Annual Meeting?

The only matter currently scheduled to be voted on at the Annual Meeting is:

•

The election of two “Class II” Directors who would serve a three-year term of office expiring at our 2011 annual meeting.

We will also consider other business that properly comes before the Annual Meeting in accordance with Delaware law and our By-laws, as described in more detail under “Other Information – Proposals and Director Nominations

for 2009 Stockholder’s Meeting” below.  The Chairman of the Annual Meeting may refuse to allow presentations of a proposal or a nomination for the Board from the floor of the Annual Meeting if the proposal or nomination was not properly submitted.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting.  If you sign and send in the Proxy Card, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with Delaware law and our By-laws.

How many votes are required to approve each proposal?

The directors will be elected by a plurality of the votes cast by holders of common stock present in person or represented by proxy and entitled to vote at the Meeting.  This means that the director nominees who receive the most votes for the particular seats are elected to those seats.  Assuming that a quorum is present at the Annual Meeting, the two directors receiving the greatest number of votes cast by the holders of common stock entitled to vote on the matter will be elected as directors.

Any other proposal being voted will be approved only if it receives the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on that proposal.

How are votes counted?

You may vote “FOR” or “WITHHOLD AUTHORITY” with respect to the election of directors.  Only “FOR” votes are counted in determining whether a plurality has been cast in favor of a director.

Abstentions will be treated as present for purposes of determining a quorum, but abstentions will have no effect on the election of directors.  If you just sign and submit your Proxy Card without voting instructions, your shares will be voted “FOR” each Director nominee.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. In this situation, a “broker non-vote” occurs. Shares that constitute broker non-votes are treated as not present and not cast for purposes of determining a quorum and with respect to all matters brought before the Annual Meeting.  Accordingly, broker non-votes will have no effect on the election of directors.

Under the rules of the New York Stock Exchange in effect at the time this Proxy Statement was printed, if you hold your shares through a broker, your broker is permitted to vote your shares on “routine” matters, which includes the election of directors, even if the broker does not receive voting instructions from you.

How does the Board recommend that I vote?

Cal Dive’s Board recommends that you vote your shares “FOR” each of the Director nominees.

How do I vote my shares without attending the meeting?

Whether you hold shares directly or in street name, you may direct your vote without attending the Annual Meeting. If you are a stockholder of record, you may vote by designating another person, called a proxy, to vote the stock you own by delivery of a written document called a Proxy Card.  If you deliver a properly executed written Proxy Card, it will be voted at the Annual Meeting in accordance with the directions given in the Proxy Card, unless you revoke the Proxy Card before the Annual Meeting.  For shares held in street name, you may vote by submitting voting instructions to your broker or nominee.

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered a stockholder of record with respect to these shares and the Proxy Statement and Proxy Card are being sent directly to you by Wells Fargo.  Please carefully consider the information contained in this Proxy

Statement and whether or not you plan to attend the Annual Meeting, complete, date, sign and return the accompanying Proxy Card promptly so that your shares may be voted in accordance with your wishes.  If you are a stockholder of record, you may vote by mail by signing and dating your Proxy Card and mailing it in the envelope provided. You should sign your name exactly as it appears on the Proxy Card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should sign your name and indicate such title or capacity.

If, like most stockholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of these shares, and the proxy materials are being forwarded to you together with a voting instruction card by your broker, bank or other nominee.  Please carefully consider the information contained in this Proxy Statement, then complete, date, sign and return the accompanying voting instruction card promptly so that your shares may be voted in accordance with your wishes. For shares held in street name, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet. If you provide specific voting instructions in accordance with the directions provided by your broker or nominee, your shares will be voted by your broker or nominee as you have directed.

How do I vote my shares in person at the meeting?

If you are a stockholder of record, to vote your shares at the Annual Meeting you should bring the enclosed Proxy Card (or use the ballot provided at the Annual Meeting) and proof of identification. You may vote shares held in street name at the Annual Meeting only if you obtain a signed “legal proxy” from the record holder (broker or other nominee) giving you the right to vote the shares and provide an account statement or letter from such broker or bank showing that you were the beneficial owner of the shares on the record date.

Even if you plan to attend the Annual Meeting, we encourage you to vote by completing, signing and mailing the enclosed Proxy Card, so your vote will be counted if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one Proxy Card?

It means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each Proxy Card.

May I change my vote?

Yes, you may change your vote and revoke your proxy by:

•

Sending a written statement to that effect to the Secretary of Cal Dive;

•

Submitting a properly signed Proxy Card with a later date; or

•

Voting in person at the Annual Meeting.

If you hold shares in street name, you must follow the procedures required by the holder of record, either your broker or bank, to revoke or change a proxy.  You should contact the stockholder of record directly for more information on these procedures.

May stockholders ask questions at the annual meeting?

Yes.  At the Annual Meeting, there will be a question and answer period during which stockholders may ask questions or make remarks directly related to the matters being voted on.  In order to ensure an orderly meeting, we ask that stockholders direct questions and comments to the Chairman.  In order to provide the opportunity to every stockholder who wishes to speak, the Chairman may limit each stockholder’s remarks to two minutes.

Who will count the votes?

We have hired a third party, Wells Fargo Shareowner Services, to judge the voting, be responsible for determining whether or not a quorum is present, and tabulate votes cast by proxy or in person at the Annual Meeting.

Who will bear the cost for soliciting votes for the meeting?

We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokers, banks and other custodians, nominees or fiduciaries for forwarding documents to beneficial security owners.  Proxies may be solicited by mail, in person, or by telephone or by facsimile by certain of our officers, directors and employees, without extra compensation.

How do I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  The final voting results will be published in our second quarter 2008 quarterly report on Form 10-Q and will be available on our website at www.caldive.com under Investor Relations.

Where can I obtain the annual report and other information?

We are pleased to offer stockholders the ability to review our annual report on Form 10-K for the year ended December 31, 2007 and proxy materials electronically over the internet at the Cal Dive website (www.caldive.com) by clicking Investor Relations then SEC Filings, then the particular filing. These filings may also be viewed through the Securities and Exchange Commission website at www.sec.gov.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the Annual Meeting, require directions to the location of the Annual Meeting in order to attend the Annual Meeting and vote in person or would like additional copies of this document or our 2007 Annual Report to Stockholders (including our annual Report on Form 10-K), please contact:  Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, Attention:  Corporate Secretary, telephone: (713) 361-2600.  This Proxy Statement and our 2007 Annual Report to Stockholders are also available online at www.caldive.com under the Investor Relations tab.

PROPOSAL 1:   ELECTION OF DIRECTORS

The Board of Directors currently consists of seven members and is divided into three classes of two persons in each of two classes and three persons in the third class. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Mr. Ferron, who is currently in the class of directors with terms expiring at the Annual Meeting has indicated his intention not to stand for re-election to the Board and to pursue personal business opportunities.  The Board has elected to reduce the size of the Board from seven to six members and not to nominate a candidate to replace Mr. Ferron.  The Board has also elected to move Mr. Mills, whose current term expires at the 2010 Annual Meeting, to the class of directors with terms expiring at the Annual Meeting in order to more evenly divide the directors among the three classes.

Accordingly, at the Annual Meeting, there are two board seats that are up for election and the Corporate Governance and Nominating Committee of our Board has nominated William L. Transier and John T. Mills as its candidates for these two seats.  If elected, each would serve until the 2011 Annual Meeting or until their successors are elected and qualified. Both of these nominees are currently directors. Mr. Transier was elected to the Board of Directors by Helix, at the time when Helix was Cal Dive’s sole stockholder, and Mr. Mills was appointed by the Board to fill a vacancy that the Board created in connection with the Company’s acquisition of Horizon Offshore, Inc. in December 2007.

Each of the nominees has indicated a willingness to serve if elected. However, if either nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

Information about the Company’s Directors

The following information sets forth as of February 27, 2008, certain information about the Company’s directors.

NOMINEES FOR DIRECTOR FOR THREE YEAR TERMS ENDING IN 2011 (CLASS II):

William L. Transier

Director since 2006

Chairman, CEO and President

Endeavour International Corporation

age 53

Mr. Transier has served on the Company’s Board of Directors since December 2006. He has served as Chairman, Chief Executive Officer and President of Endeavour International Corporation, an international oil and gas exploration and production company focused on the North Sea since October 2006.  He served as Co-Chief Executive Officer of Endeavour from its formation in February 2004 through September 2006.  He served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. from March 1999 to April 2003, when Ocean Energy merged with Devon Energy Corporation. From September 1998 to March 1999, Mr. Transier served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation when Seagull Energy merged with Ocean Energy. From May 1996 to September 1998, he served as Senior Vice President and Chief Financial Officer of Seagull Energy Corporation. Prior thereto, Mr. Transier served in various roles including partner from June 1986 to April 1996 in the audit department of KPMG LLP. Mr. Transier graduated from the University of Texas with a B.B.A. in Accounting and has a M.B.A. from Regis University. He is also a director of Helix and Reliant Energy, Inc., a provider of electricity and energy services to retail and wholesale customers in the United States.

Mr. Transier is the Chairman of the Compensation Committee and a member of the Audit Committee of the Board of Directors of the Company.

John T. Mills

Director since 2007

Chief Financial Officer - retired

age 60

Marathon Oil Corporation

Mr. Mills has served on our Board of Directors since December 2007.  Prior to that he served on the Board of Directors of Horizon Offshore, Inc. from 2002 until December 2007, and as Horizon’s Chairman of the Board from September 2004 until December 2007.  Mr. Mills served as Chief Financial Officer of Marathon Oil Corporation, an international oil and gas exploration and production company, from January 2002 until his retirement in December 2003.  From September 1998 until December 2001, Mr. Mills served as Senior Vice President of Finance and Administration of Marathon Oil Corporation. Prior to joining Marathon Oil Corporation, Mr. Mills served as Vice President of Taxes of USX Corporation.  Mr. Mills is a member of the board of directors and audit and compensation committees of CONSOL Energy Inc., and a member of the board of directors and audit, conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a master limited partnership.

Mr. Mills is a member of the Audit, Compensation and Corporate Governance and Nominating Committees of the Board of Directors of the Company.

The Board unanimously recommends that you vote FOR both of these nominees.

DIRECTORS CONTINUING IN OFFICE UNTIL 2009 (CLASS III):

Quinn J. Hébert

Director since 2006

President and Chief Executive Officer

Cal Dive International, Inc.

age 44

Mr. Hébert has served as our President and Chief Executive Officer since November 2005 and has been a member of our Board of Directors since May 2006.  He served as the President, Vice President Commercial, and General Counsel of Acergy US Inc. (formerly Stolt Offshore), an international marine construction company, for the North Americas Region from 1998 to 2005.  Mr. Hébert terminated his working relationship with Acergy on October 31, 2005.  Prior to his employment with Acergy, Mr. Hébert served as Vice President, General Counsel and Secretary of American Oilfield Divers, Inc. (also known as Ceanic Corporation), a marine construction company.  Mr. Hébert’s professional career began with his service as an associate at the Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP law firm in New Orleans, Louisiana.  Mr. Hébert holds a Bachelor of Arts in History from Louisiana State University and  Juris Doctor from Boston College Law School.

Todd A. Dittmann

Director since 2006

Managing Director

D.B. Zwirn & Co., L.P.

age 40

Mr. Dittmann has served on our Board of Directors since December 2006.  He has served as Managing Director of D.B. Zwirn & Co., L.P., a private investment firm, since April 2004.  From April 1997 to April 2004, he worked for Jefferies & Co., where he most recently served as Managing Director in the Energy Investment Banking Group.  From 1996 to April 1997, he served as Vice President in the Energy Investment Banking Group of Paine Webber.  From 1990 until 1996, he held various positions in commercial and investment banking at Chase Manhattan Bank and its predecessors.  Mr. Dittmann received an M.B.A. and a B.B.A. in Finance from the University of Texas at Austin.  He is a Chartered Financial Analyst.

Mr. Dittmann is the Chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee of the Board of Directors of the Company.

DIRECTORS CONTINUING IN OFFICE UNTIL 2010 (CLASS I):

Owen Kratz

Director since 2006

Chairman, CEO and President
Helix Energy Solutions Group, Inc.

age 53

Mr. Kratz has served on our board of directors since February 2006 and is Chairman of our Board.  He has served as Chairman, Chief Executive Officer and President of Helix since February 2008.  Previously he served as Executive Chairman of Helix from September 2006 to February 2008.  He was Chairman of Helix from May 1998 to September 2006 and served as Chief Executive Officer of Helix from April 1997 to September 2006. Mr. Kratz served as President of Helix from 1993 until February 1999, and as a Director since 1990. He served as Chief Operating Officer of Helix from 1990 to April 1997. Mr. Kratz joined Helix in 1984 and has held various offshore positions, including saturation diving supervisor, and has had management responsibility for client relations, marketing and estimating. Mr. Kratz has a Bachelor of Science degree in Biology and Chemistry from the State University of New York at Stony Brook.

David E. Preng

Director since 2006

President and CEO

Preng & Associates

age 61

Mr. Preng has served on our Board of Directors since December 2006.  He has served as President and CEO of Preng & Associates, an executive search firm, since 1980.  Previously, he spent six years in the executive search industry with two international and one national search firm.  Mr. Preng was a director of Remington Oil and Gas Corp. prior to its acquisition by Helix in July 2006.  Mr. Preng is also a director of BPI Energy Holdings Inc., a company engaged in the exploration, production and commercial sale of coalbed methane.  He also serves on the Boards of Community National Bank of Bellaire and the National Association of Corporate Directors - Houston Chapter.  Mr. Preng holds a Bachelor of Science degree in Finance from Marquette University and an M.B.A. from DePaul University.

Mr. Preng is the Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee of the Board of Directors.

Information about Executive Officers

The following information sets forth, as of February 27, 2008, certain information about the Company’s executive officers who do not serve on the Board, all of whom are expected to remain in their current positions following the Annual Meeting.

Scott T. Naughton

age 53

Executive Vice President and

Chief Operating Officer

Mr. Naughton has served as our Executive Vice President and Chief Operating Officer since November 2005. He became Vice President of Helix’s Shelf

Contracting Services segment in May 1998. Mr. Naughton terminated his working relationship with Helix on March 6, 2006. Mr. Naughton has been in the commercial diving industry since 1972, working offshore for 14 years as both a diver and a supervisor. He joined Helix in 1981 following its acquisition of J & J Marine Diving, and worked as an Operations Manager and a Project Manager.

G. Kregg Lunsford

age 39

Executive Vice President and

Chief Financial Officer

Mr. Lunsford has served as our Executive Vice President, Chief Financial Officer and Treasurer since January 2006. He became the Vice President of Finance and Audit for Helix in February 2003. Mr. Lunsford terminated his working relationship with Helix on March 6, 2006. Mr. Lunsford was a senior manager in the Transaction Advisory Services practice of Ernst & Young LLP and Arthur Andersen LLP from March 2001 until February 2003. Prior to this he served as Director of Corporate Development with PSINet Consulting Solutions and as Manager of Corporate Development with Consolidated Graphics, Inc. from April 1998 until March 2001. Mr. Lunsford began his career in the audit practice of Arthur Andersen LLP in September 1992 and was promoted to manager in 1996. He held this position until April 1998. Mr. Lunsford graduated magna cum laude from Sam Houston State University with a B.B.A. in Accounting in 1992 and is a certified public accountant.

Lisa Manget Buchanan

age 47

Executive Vice President, General Counsel

and Secretary

Ms. Buchanan has served as our Executive Vice President, General Counsel and Secretary since June 2006.  Prior to that, Ms. Buchanan joined the Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP law firm as an associate in September 1987 and became a partner of the firm in January 1994, a position she held until June 2006. Ms. Buchanan holds a Bachelor of Science in Commerce from the University of Virginia and a Juris Doctor from Louisiana State University Law Center.

Other Information about the Board of Directors and its Committees and Corporate Governance

Board of Directors Independence

The Board has affirmatively determined that Messrs. Dittmann, Preng, Mills and Transier are “independent directors”, as that term is defined under NYSE Rule 303A and applicable rules under the Securities Exchange Act of 1934 (the “Exchange Act”).  The Board has adopted the applicable NYSE and SEC standards for independence as its categorical standards used in determining the independence of each of its members.  In making the independence determination for its members, the Board considered Mr. Transier’s service as a director of Helix; however, there were no other transactions, relationships or arrangements between any of the independent directors and the Company that would result in the failure of such independent directors to satisfy the independence standards adopted by the Board.  Mr. David W. Sharp served on our Board from December 11, 2007 to February 14, 2008.  The Board affirmatively determined that Mr. Sharp was an “independent director” as defined under NYSE Rule 303A and applicable rules under the Exchange Act prior to his joining our Board.  However, Mr. Sharp subsequently decided to take a position as Chief Executive Officer of Odyssea Marine, Inc., a supplier of tug and supply boat services to Cal Dive.  Since only four other members of our then eight-member Board were independent, Mr. Sharp and the Company agreed that, given this commercial relationship, it was in the Company’s best interest that Mr. Sharp resign from the Board in order to maintain a majority of independent directors.  Our non-independent directors are Messrs. Kratz and Hébert due to their employment relationships with Helix and Cal Dive, respectively.

We are in compliance with NYSE Rule 303A, which requires us to have a majority of independent directors on our Board.

The Board’s independent directors and non-management directors regularly meet in executive session at the end of each Board and Committee meeting.  Mr. Transier has been designated by the Board as its lead independent director and Mr. Kratz has been designated by the Board as its lead non-management director.  As such, each of them will preside at any meetings of the Board’s independent or non-management directors, respectively, other than meetings held in connection with or related to the business of a committee of the Board, and perform such other functions as the Board may direct.  In the case of an executive session of the independent directors held in connection with a meeting of a committee of the Board, the chairman of the particular committee will preside.

The Corporate Governance Rules of the NYSE provide that a company of which more than 50% of the voting power is held by an individual, group or another company is considered a “controlled company.”  Given Helix’s ownership of more than 50% of the voting power of our outstanding common stock, we qualify as a controlled company in accordance with this definition.  However, we have elected not to avail ourselves of any of the applicable exemptions available to companies meeting such qualification.

Attendance at the Annual Meeting of Stockholders

Our Board does not have a policy on attendance at annual meetings.  Our Board’s practice is to schedule a board meeting on the same date as the annual meeting to facilitate director attendance at annual meetings of stockholders.  All of our directors with the exception of Mr. Transier attended our 2007 Annual Meeting.  Our Board of Directors will hold a regular meeting immediately following the Annual Meeting and therefore, we expect that all of the members of the Company’s Board of Directors will attend the Annual Meeting.

Stockholder Communications with the Board

The Company’s Board has adopted a formal process by which stockholders and other interested parties may communicate with the Board.  The Board recommends that such persons initiate any communications with the Board in writing and send them in care of our Assistant Corporate Secretary.  Stockholders can send communications by e-mail to boardcoms@CalDive.com, by fax to (713-586-7312) or by mail to Security Holder Communications to the Board, Attn:  Assistant Corporate Secretary, Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.  This centralized approach will assist the Board in reviewing and responding to stockholder and other communications in an appropriate manner.  Communications should specify whether they are directed to the attention of the Board as a whole, the non-management directors as a group, the independent directors as a group, or one or more specific directors identified by name.  The Board has instructed our Assistant Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed our Assistant Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in her discretion, not to forward certain items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration, with the provision that any communication that is filtered out must be made available to any director upon request.  In such cases, our Assistant Corporate Secretary may forward some of that correspondence elsewhere in the Company for review and possible response.  These procedures have been posted on the Company’s website at www.caldive.com under Corporate Governance.

Sources for New Nominees

Messrs. Transier and Mills are the Directors standing for re-election at the Annual Meeting. The Company did not utilize any third party search firms to assist in identifying potential director candidates in 2007. Neither the Secretary nor the Corporate Governance and Nominating Committee received any recommendations of director candidates from any stockholder or group of stockholders during 2007, nor were any nominations made by any stockholders.

Board and Committee Meetings in 2007

The Board of Directors met 12 times during 2007.  During 2007 each director attended 75% or more of the total number of meetings of the Board, and 75% or more of the total number of meetings held by all committees of the Board on which he served.

The Company’s Board has, as standing committees, an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The Board has determined that the members of each of these committees meets the definition of an “independent director” as defined under NYSE Rule 303A as well as, in the case of the Audit Committee, Exchange Act Rule 10A-3(b)(1). The specific responsibilities of each committee are set forth in separate written charters, copies of which are posted on the Company’s website at www.caldive.com under Corporate Governance.  A printed copy of each committee’s charter is available free of charge by sending a request to the Company’s Corporate Secretary at Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

The following table shows the membership of the Audit, Compensation and Corporate Governance and Nominating Committees and the number of meetings each committee held during the fiscal year ended December 31, 2007.

	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
William L. Transier	√	Chair
David E. Preng		√	Chair
John T. Mills	√	√	√
Todd A. Dittmann	Chair		√
2007 meetings	7	5	5

A brief description of the committees of the Board and certain of their principal functions are outlined in the following sections.  These descriptions are qualified in their entirety by the full text of the respective charters of each committee, which are available as described above.

Audit Committee

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to: (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with applicable legal and regulatory requirements; (3) the performance of the Company’s internal audit function and independent registered public accounting firm; and (4) the independent registered public accounting firm’s qualifications and independence.

The Board has determined that each member of the Audit Committee meets the definition of an “independent director” as defined under NYSE Rule 303A and Exchange Act Rule 10A-3(b)(1), that each of the members of the Audit Committee is financially literate and that each member is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and has the overall responsibility for reviewing, evaluating and approving the Company’s executive officer compensation agreements (to the extent such agreements are considered necessary or appropriate by the Compensation Committee), plans, policies and programs, as well as director compensation. The Compensation Committee is also responsible for producing an annual report relating to our “Compensation Discussion and Analysis” for inclusion in the Company’s Proxy Statement and for performing such other functions as the Board may assign to the Compensation Committee from time to time.

In 2007, the Compensation Committee directly engaged Towers Perrin to provide data that it utilized in setting and structuring the 2008 executive and director compensation, as discussed in more detail in “Compensation Discussion and Analysis.”  In 2006, the Helix Compensation Committee utilized data provided by Mercer Human Resources Consulting to provide compensation data to be used in setting the 2007 compensation of our executive officers.  Both Towers Perrin and Mercer were asked to provide data on the executive compensation practices of our similarly situated competitors.  In the future, our Compensation Committee will directly engage any consultants that we use.  The extent to which our executive officers play a role in determining executive compensation is described in “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

The primary purpose of the Corporate Governance and Nominating Committee is to take the leadership role in shaping the corporate governance and business standards of the Company’s Board of Directors and the Company.  The Corporate Governance and Nominating Committee develops and recommends to the Board a set of corporate governance principles applicable to the Company, plays a leadership role in the Company’s corporate governance, identifies individuals qualified to become board members, consistent with criteria approved by the Board, recommends that the Board select director nominees for the annual meeting of stockholders and oversees the evaluation of the Board and management.

Consideration of Director Nominees — Stockholder Nominees

The Corporate Governance and Nominating Committee has adopted policies and procedures for considering properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.”  The Committee will consider only one recommendation by each stockholder or affiliated group of stockholders for each annual meeting.  A stockholder wishing to make a recommendation must send the following information in writing to our Corporate Secretary at our principal office no later than 120 days prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting:  (i) the name, address and telephone number of the recommending stockholder; (ii) the number of shares of our Common Stock owned by the recommending stockholder and the time period for which such shares have been held; (iii) if the stockholder is not a stockholder of record, a statement from the record holder of the shares verifying the holdings of the stockholder; and (iv) a statement by the stockholder as to whether he or she has a good faith intention to continue to hold the reported shares through the date of the annual meeting.

The notice must also include:  (i) the information regarding the proposed nominee that would be required by Regulation 14A under the Exchange Act; (ii) a description of all relationships between the proposed nominee and the recommending stockholder and any agreements between them; (iii) a description of any relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding our Company; (iv) a statement by the recommending stockholder supporting his or her view that the proposed nominee possesses the minimum qualifications prescribed by the Committee for nominees and describing briefly the contributions that the nominee would be expected to make to the Board and to the governance of the Company; (v) a statement as to whether the nominee would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company; and (vi) the consent of the proposed nominee to be interviewed by the Committee.  Any stockholder recommendations proposed for consideration by the Corporate Governance and Nominating Committee should be addressed to Corporate Secretary, Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

In addition, our By-laws permit stockholders to nominate directors for consideration at an annual stockholder’s meeting. Stockholders may nominate persons for election to the Board of Directors in accordance with the procedures set forth in “Other Information – Proposals and Director Nominations for 2009 Stockholder’s Meeting” below.

Director Qualifications

The Corporate Governance and Nominating Committee has established certain criteria that apply to Committee-recommended nominees for a position on Cal Dive’s Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with Cal Dive’s values and standards. They should have broad experience at the policy-making level in business and possess a familiarity with one or more of the industry segments of the Company. They should be committed to enhancing stockholder value, should have sufficient time to carry out their duties and should provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

Identifying and Evaluating Nominees for Directors

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Corporate Governance and Nominating Committee, and may be considered at any point during the year. As described above, the Corporate Governance and Nominating Committee considers properly submitted stockholder recommendations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Corporate Governance and Nominating Committee at a regularly scheduled meeting, which will generally be the first or second meeting prior to the issuance of the proxy statement for Cal Dive’s annual meeting. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials will be forwarded to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Directors’ Continuing Education

The Corporate Governance and Nominating Committee encourages all members of the Board to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to the Board as well as their responsibilities in their specific committee assignments.  The Company reimburses the directors for all costs associated with attending any director education program.

During 2007, Mr. Transier attended “Making Corporate Boards More Effective” sponsored by the Harvard Business School, and Messrs. Hébert, Dittmann and Preng attended the National Association of Corporate Directors National Conference.

Director Compensation

The table below summarizes the compensation paid by us to our non-employee directors during the year ended December 31, 2007:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) (3) ($)	All Other Compensation ($)	Total(2) ($)
William L. Transier	$81,500	$20,498	—	$101,998
Todd A. Dittmann(4)	0	48,559	—	48,559
David E. Preng(4)	0	46,320	—	46,320
John T. Mills	0	2,167	—	2,167
David W. Sharp (5)	9,000	2,167	5,291,045(6)	5,302,212

_______________________

(1)

Directors who are also employees of Cal Dive or Helix do not receive cash or equity compensation for service on the Board in addition to compensation payable for their service as employees.  Therefore, Messrs. Hébert, Kratz and Ferron did not receive compensation for serving as directors.

(2)

Amounts shown do not reflect compensation actually received by the directors.  Instead, these amounts reflect the compensation cost recognized for financial reporting purposes in accordance with SFAS 123(R) for the fiscal year ended December 31, 2007.  This valuation method values restricted stock granted during

2007 and previous years.  A discussion of the assumptions used in the calculation of the share-based compensation cost is set forth in Note 12 to our Consolidated and Combined Financial Statements included in our 2007 Annual Report on Form 10-K.  Details regarding these stock awards are found below.

(3)

As of December 31, 2007, shares of restricted stock held by each non-employee director is as follows:

Director	Shares of Restricted Stock Outstanding (a)
William L. Transier	18,599
Todd A. Dittmann	24,667
David E. Preng	24,137
John T. Mills	10,188
David W. Sharp	10,188(b)

_______________________

(a)

As of December 31, 2007, none of the shares of restricted stock were vested.

(b)

Upon Mr. Sharp’s resignation from the Board on February 14, 2008, all of the shares of restricted stock granted were forfeited.

(4)

Messrs. Dittmann and Preng elected to take their Board and Committee fees in the form of restricted stock which totaled 8,204 shares and 7,390 shares, respectively. Had Messrs. Dittmann and Preng elected to take their Board and Committee fees in the form of cash, total amounts paid would have been $92,000 and $83,000, respectively.

(5)

Mr. Sharp served on our Board and our Compensation and Corporate Governance and Nominating Committees from December 11, 2007 until his resignation on February 14, 2008.  Upon his resignation from the Board, the Company paid Mr. Sharp the sum of $9,000, representing the pro rata amount of the annual retainers due him for Board and committee service.

(6)

Reflects amounts paid to Mr. Sharp as severance upon the termination of his employment following the completion of our acquisition of Horizon.

The following table sets forth certain information regarding the grants of restricted stock to our non-employee directors during the year ended December 31, 2007:

Name	Date of Grant	Number of Shares	Grant Date Fair Value
William L. Transier	February 5, 2007	8,298	$ 99,991
	December 6, 2007	10,301	129,998

Todd A. Dittmann	February 5, 2007	8,298	99,991
	March 31, 2007	2,520	30,769
	June 30, 2007	1,663	27,655
	September 30, 2007	1,885	28,275
	December 6, 2007	10,301	129,998
	January 2, 2008	2,136	28,067

David E. Preng	February 5, 2007	8,298	99,991
	March 31, 2007	2,316	28,278
	June 30, 2007	1,587	26,392
	September 30, 2007	1,635	24,525
	December 6, 2007	10,301	129,998
	January 2, 2008	1,852	24,335

John T. Mills	December 11, 2007	10,188	129,999

David W. Sharp	December 11, 2007	10,188	129,999

Cal Dive’s non-employee director compensation structure has three components: director fees, expenses and stock-based compensation. For 2007, the non-employee Directors received an annual director’s fee of $30,000 and $1,500 per Board Meeting for attending each of four regularly scheduled quarterly meetings plus any special board meetings. Furthermore, each of the non-employee directors received an annual Committee retainer fee of $3,500 for each Committee on which such Director serves and a fee of $1,000 ($2,000 for the Chair of the Compensation Committee and Corporate Governance and Nominating Committee, $3,000 for the Chair of the Audit Committee) for each Committee meeting attended. The Company also pays the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board of Directors and any Committee thereof.

For 2008, the Compensation Committee approved the following compensation for non-employee members of the Board:  (i) an annual retainer for Board service of $35,000, (ii) an annual retainer for Committee chairs of $15,000 for the Audit Committee chair and $10,000 for each of the Compensation Committee and Corporate Governance and Nominating Committee chairs, (iii) an annual retainer for committee membership of $5,000 and (iv) board and committee meeting attendance fees of $1,500 per meeting.  Fees are paid quarterly on the last day of each calendar quarter.

Non-employee directors have the option of taking Board and Committee fees (but not expenses) in the form of restricted stock, pursuant to the terms of the Company’s Amended and Restated 2006 Long Term Incentive Plan (as so amended and restated, the “2006 Plan”). An election to take fees in the form of cash or stock is made by a director prior to the beginning of the subject fiscal year.  However, the 2007 elections were made by the non-employee directors in February 2007.  Directors taking fees in the form of restricted stock receive an award in an amount equal to 125% of the cash equivalent at the last business day of each fiscal quarter.  Each grant is made on the first business day of the succeeding quarter and the entire grant vests on January 1st of the second year following the grant, subject to immediate vesting on the occurrence of a Change of Control (as defined in the 2006 Plan). For fiscal year 2007, Messrs. Dittmann and Preng elected to take their Board and Committee fees in the form of restricted stock, and have made the same election for fiscal 2008.

In addition to the foregoing director fees, on joining the Board and on each anniversary thereafter, a non-employee Director receives a grant of shares of restricted stock. All such grants of restricted stock are made pursuant to the terms of the 2006 Plan and vest ratably over five years, subject to immediate vesting on the occurrence of a Change of Control (as defined in the 2006 Plan).  For 2007, the annual grant was $100,000 worth of shares of restricted stock (based on the closing price of our common stock on the date of grant) and the non-employee directors received their initial awards of restricted stock on February 5, 2007.  For 2008, the amount of the annual grants has been increased to $130,000 worth of shares of restricted stock and the non-employee directors received their annual grants for 2008 in December 2007.

Code of Ethics; Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics, applicable to all employees, officers and directors, as well as a Code of Ethics for Chief Executive Officer and Senior Financial Officers specific to those officers and Corporate Governance Guidelines for the Board.  Copies of these documents are available free of charge on our website at www.caldive.com under Corporate Governance and printed copies can also be obtained free of charge by sending a request to the Company’s Corporate Secretary at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 2007, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K.

During fiscal 2007, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a Director of the Company.

PRINCIPAL STOCKHOLDERS

On March 24, 2008, the record date for the Annual Meeting, there were 105,733,743 shares of our common stock outstanding.  The following table sets forth, as of March 24, 2008, certain information regarding beneficial ownership of our Common Stock by (i) each of the Named Executive Officers (as defined below in “Executive Compensation”); (ii) each director of the Company; (iii) all of the Company’s directors and executive officers as a group and (iv) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, all in accordance with Rule 13d-3 of the Exchange Act.  Based on information furnished to the Company by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

	Amount and Nature of	Percentage of
Name of Beneficial Owner	Beneficial Ownership	Outstanding Common Stock

Owen Kratz	10,000(1)	*
Martin R. Ferron	10,340	*
Quinn J. Hébert	370,973	*
Todd A. Dittmann	26,803	*
David E. Preng	45,989	*
William L. Transier	18,599	*
John T. Mills	32,252(2)
G. Kregg Lunsford	117,453	*
Scott T. Naughton	169,477	*
Lisa M. Buchanan	103,689	*
Helix Energy Solutions Group, Inc. 400 N. Sam Houston Parkway, E. Suite 400 Houston, Texas 77060	61,506,691	58.18%
All executive officers and directors as a group (10 persons)	905,575	*

_______________________

*Less than 1%.

(1)

Mr. Kratz is also the beneficial owner of 4,382,116 shares, representing approximately 4.8%, of Helix common stock.

(2)

Includes 14,734 shares that may be acquired upon the exercise of immediately exercisable options.  These options were issued to Mr. Mills upon conversion of options to acquire Horizon common stock in connection with Cal Dive’s acquisition of Horizon in December 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In February 2006, we became a separate wholly-owned subsidiary of Helix Energy Solutions Group, Inc., and we completed our initial public offering on December 19, 2006, at which time we established a Compensation Committee comprised of independent board members.  Decisions regarding fiscal 2007 compensation for the Cal Dive executive officers named in the summary compensation table below, or our “Named Executive Officers,” including their base salaries, bonus opportunities, and equity compensation in the form of awards of restricted stock, were made by Helix and by our then-existing three-member Board (the “pre-IPO Board”) in December 2006, prior to completion of our initial public offering.  At that time, the pre-IPO Board was comprised of two executive officers and directors of Helix and our Chief Executive Officer.  Our Compensation Committee then met in February 2008 and determined the amount of the previously-approved 2007 bonus opportunity for each Named Executive Officer that would in fact be paid.

For 2008, our Compensation Committee met in February and March 2008 and established base salary and bonus opportunity amounts and bonus criteria for each Named Executive Officer.  The Compensation Committee also awarded annual grants of restricted stock to the officers.  It is expected that in future years executive compensation decisions, including any annual equity grants, will be made in December of each year for the subsequent year.  For 2008, however, these decisions were deferred until February due to the closing of our acquisition of Horizon in December 2007.

Compensation Philosophy and Objectives

The primary objectives of our compensation program are to attract and retain key employees, to motivate them to achieve superior performance and to support and implement our business strategies, and to reward those executives for successful performance in a manner commensurate with those rewards given to their peers in the industry. Our compensation program is designed to create a positive environment in which the Named Executive Officers are enthusiastic about and committed to our Company and its objectives, core values and culture, and are working toward the successful long-term performance of the Company.

All elements of the compensation program are designed to:

•

be competitive with the Company’s peer group;

•

reflect the responsibility, complexity and difficulty of each executive’s position;

•

reward both individual and Company performance; and

•

promote fair treatment of our employees.

We use each element of compensation to satisfy one or more of our stated compensation objectives by establishing the following targets:

•

total compensation, including base salary, annual cash bonus opportunity and long term equity incentive grants, should be at levels competitive with peer companies that compete with Cal Dive for executive talent;

•

the annual cash bonus for an executive officer should reflect the achievement of Company-wide financial objectives as well as the achievement of personal performance goals and objectives;

•

each executive’s total cash compensation should be generally in the range of the 50th and 75th percentiles of the members of our peer group with whom we compete for executive talent, based on the individual’s experience level, duties and performance; and

•

long-term equity incentive compensation should be generally in the range of the 50th and 75th percentiles of our peer group based upon the experience level of the officer, the complexity of the officer’s duties and recent performance by the individual and the Company.

As our company continues to mature, our Compensation Committee also intends to consider wealth accumulation analyses in setting total executive compensation levels.

Compensation Consultants

In order to determine the competitiveness of our executive compensation levels with that of similar positions at companies in our industry, both Helix and we have engaged independent compensation consultants to assist in a periodic review of peer group compensation data.

In 2006, as it was preparing for the Cal Dive initial public offering, Helix retained the services of Mercer Human Resource Consulting, an independent consultant that specializes in executive compensation matters, to assist in its compensation determinations for the Cal Dive Named Executive Officers for 2007 following the initial public offering.  Mercer had provided similar services to Helix for a number of years.  The Helix Compensation Committee selected Mercer based upon a review of Mercer’s experience and qualifications as compared to similar organizations.  Mercer reported to, and acted at the direction of, the Helix Compensation Committee.  Helix management worked closely with Mercer to determine appropriate peer groups (as discussed below) for each of Helix and Cal Dive, and received Mercer’s reports and data.  However, the Helix Compensation Committee retained and exercised ultimate control and authority over Mercer.

Prior to our initial public offering, all of our Named Executive Officers were employees of Helix in various levels of division management.  There was no separate executive officer compensation peer group established for Cal Dive prior to its initial public offering.  Thus, the compensation levels for our Named Executive Officers for fiscal 2006 were set by reference to Mercer’s general market data, and were for division management positions rather than for executive officer positions as Cal Dive was not yet a publicly-held company.

For 2007, Mercer developed a separate peer group for Cal Dive, as proposed by Helix’s management and approved by Helix’s Compensation Committee.  The peer group consisted of Cal Dive’s competitors in the energy services industry which were comparable in size (based on revenue and market capitalization), and other companies in our industry that Helix’s management believed compete with us for executive talent.  The peer group companies for 2007 were: Atwood Oceanics, Dril-Quip Inc., Global Industries, Inc., Grey Wolf Inc., Helmerich & Payne, Hercules Offshore Inc., Horizon Offshore, Inc., Oceaneering International, Todco, and Unit Corp.  The median peer group revenue and market capitalization were $687.9 million and $1.7 billion, respectively, compared to Cal Dive’s 2006 revenues and market capitalization of approximately $509 million and $1.1 billion, respectively.

Mercer provided data on total compensation (base salary, total cash compensation including bonus, and long-term incentive awards) with respect to the 25th percentile, market median (50th percentile), and 75th percentile of the peer group.  Mercer presented this data to the Helix Board and Helix senior management for their review and analysis.

In 2007, our Compensation Committee engaged Towers Perrin HR Services to prepare a competitive compensation analysis for our Named Executive Officers for 2008.  Our Compensation Committee selected Towers Perrin based upon a review of Towers Perrin’s experience and qualifications as compared to similar organizations.  Towers Perrin reported to, and acted at the direction of, our Compensation Committee.  Cal Dive’s senior management received Towers Perrin’s report and data; however, the Compensation Committee retained and exercised ultimate control and authority over Towers Perrin.

As part of its engagement, Towers Perrin evaluated the competitive posture of our executive compensation levels and compensation mix relative to the marketplace.  Marketplace compensation levels were developed from compensation surveys of oilfield services industry companies and proxy statement data from 14 oilfield services industry peers.  Towers Perrin selected the peer group for 2008 following discussions with Cal Dive’s senior management and our Compensation Committee Chair, and considering the prior year’s peer group.  The peer group used by Towers Perrin consisted of the following companies: Basic Energy Services Inc., Global Industries Ltd., Grey Wolf Inc., Hercules Offshore LLC, Horizon Offshore, Inc., Newpark Resouces Inc., Oceaneering International Inc., Parker Drilling Co., RPC Inc., Superior Energy Services Inc., Superior Offshore International, Inc., Tetra Technologies Inc., Tidewater Inc., and W-H Energy Services, Inc.  The median peer group revenues and market capitalization were $758 million and $1.3 billion, respectively, compared to Cal Dive’s 2007 revenues and market capitalization of approximately $623 million and $1.26 billion, respectively.

Towers Perrin provided data on total compensation (base salary, total cash compensation including bonus, and long term incentive awards) with respect to the 25th percentile, 50th percentile and 75th percentile from the published/private survey sources and the proxy statement peer group analysis.  Towers Perrin presented this data to the Cal Dive Compensation Committee and Cal Dive senior management for their review and analysis.

During 2006 and 2007, neither Mercer nor Towers Perrin was engaged to provide any other services for our management or the Company other than to provide general market comparative compensation survey data.

Role of Executive Officers in Compensation Decisions

In 2006, after reviewing the data in Mercer’s report, Helix’s senior management evaluated the compensation of each executive officer based upon (i) his or her experience level; (ii) his or her current and historical compensation; (iii) the compensation of peers in similarly situated positions at Helix; (iv) the survey results provided by Mercer regarding the compensation practices of similarly situated competitors; and (v) the difficulty and complexity of the position.  Based upon these evaluations, Helix’s senior management made recommendations to the Helix Compensation Committee and our pre-IPO Board regarding 2007 base salary, cash bonus and equity incentive compensation for each of the Named Executive Officers. The decision with respect to 2007 total compensation for our Named Executive Officers fully resided with our pre-IPO Board and the Helix Compensation Committee, which had ample opportunity to review Mercer’s report and make inquiries of management.

In 2007, our Chief Executive Officer and Chief Financial Officer reviewed the Towers Perrin report and evaluated each Named Executive Officer’s compensation based upon his or her experience level, the difficulty and complexity of the position, and the compensation of peers in similarly situated competitors.  Our Chief Executive Officer also reviewed the 2007 performance of each Named Executive Officer and made recommendations to our Compensation Committee regarding 2007 cash bonus awards and 2008 base salary adjustments, cash bonus opportunity amounts and equity incentive compensation awards for each of the Named Executive Officers.  The decision with respect to 2007 cash bonus awards and 2008 total potential compensation for our Named Executive Officers ultimately resided with our Compensation Committee, which had ample opportunity to review Towers Perrin’s report and make inquiries of both the consultants and management.

Compensation Components

As described above, annual executive compensation for the Named Executive Officers consists of a base salary, cash bonus and long-term equity incentive awards plus benefits. For fiscal 2007, our Board, prior to the establishment of our Compensation Committee, and the Helix Compensation Committee, approved the base salary, initial restricted stock grants and cash bonus opportunity for each of our Named Executive Officers in December 2006.  At its first meeting in 2008, once 2007 individual, department and company-wide performance results were available, our Compensation Committee approved the amount of the cash bonus for each of the Named Executive Officers payable with respect to 2007 performance.

No element of an officer’s compensation is directly linked to any other element and the Compensation Committee does not use a rigid formula for allocating between cash and non-cash compensation.  It strives to design a compensation package to use total cash compensation (salary plus annual cash bonus) to recognize each individual officer’s responsibilities, role in the organization, and experience and contributions to the Company, and to use long-term equity-based incentives (including restricted stock awards and through a tax-qualified employee stock purchase plan) to align employee and stockholder interests, as well as to attract, retain and motivate employees.  We pay close attention to our peer group’s practices.  The Compensation Committee retains the authority to adjust any element of the executive officer’s compensation based upon either objective or intangible criteria.

Generally speaking, the elements of the Company’s compensation program, as well as the percentage mix of the various elements, are in line with those of our peer companies, as is evidenced by data obtained by the Company from its compensation consultants, as described above.  Our compensation package mix for the Named Executive Officers for fiscal 2007 consists of total cash compensation ranging from approximately 31% to 41% of total compensation, with base salary ranging from approximately 12% to 18% of total compensation. For 2008, the mix consists of total cash compensation ranging from approximately 46% to 55% of total compensation, with base salary ranging from approximately 17% to 26% of total compensation.  The compensation mix for 2007 was more heavily weighted in non-cash compensation as compared to 2008.  This is due to the difference in composition of our peer group for 2007, which included certain peer companies that had high long-term equity incentive grants.  The resulting compensation mix was deemed to be reasonable by Helix and our pre-IPO Board as it would serve to better align the interests of our Named Executive Officers with our stockholders following our initial public offering in December 2006.  We believe that the compensation program as adopted by the Compensation Committee achieves our objectives of attracting and retaining key executive officers, motivating such officers to achieve superior performance and rewarding such officers for successfully achieving their objectives.

Base Salary

In setting base salaries for 2007, Helix senior management and the Helix Compensation Committee reviewed the information provided by Mercer regarding the compensation of officers with comparable qualifications, experience and responsibilities at companies in our peer group, and the recommendations of our Chief Executive Officer as to the salary levels of the executive officers who report to him.  It is not our practice to pay executive officers at the highest base salary levels relative to his or her peers, but rather to set their base salary at market levels, considering the 50th and 75th percentiles of our peer group and taking into account their responsibilities, experience level and the complexity of their respective positions. For 2007, the increases in base salaries over 2006 levels were deemed appropriate to reflect the increasingly demanding roles each Named Executive Officer would play as executive officers of a new publicly-held company, with the base salary amounts being set at approximately the 50th percentile of our peer group.

In setting base salaries for 2008, our Compensation Committee reviewed the information provided by Towers Perrin regarding compensation of executive officers at our peer group companies and the recommendations of our Chief Executive Officer, and determined that increases were appropriate to bring the base salaries for our Named Executive Officers up to approximately the 50th percentile of our peer group.

Cash Bonus

The total cash bonus opportunity for each Named Executive Officer for 2007 was set at a level necessary to bring such officer’s total cash compensation closer to the 75th percentile of total cash compensation for companies in our peer group.

For 2007, the cash bonus program for each of our Named Executive Officers was based on achieving the following financial goals:

•

80%

our domestic and international groups exceeding budgeted pre-tax income of $169 million for the year; and

•

20%

the Company exceeding its budgeted consolidated pre-tax income (including corporate and business development growth targets) of $182 million for the year.

Our bonus program for 2007 was structured such that each participant in the plan was given a maximum bonus award opportunity, with actual amounts paid based on the financial performance goals for each group or the Company on a consolidated basis being met.  There were no minimum or target awards established for any participant in the plan.

At its meeting in February 2008, our Compensation Committee determined that the domestic and international group financial goals were met and that 80% of the bonus opportunity for each of the Named Executive Officers should be awarded.  However, due to the delayed closing of our acquisition of Horizon following a lengthy Department of Justice antitrust review, and certain other non-recurring events during the year, the Company’s consolidated pre-tax income goal was not met, and the Compensation Committee did not award that portion of the bonus.  The Compensation Committee then determined to increase each Named Executive Officer’s bonus in an amount equal to 10% of his or her bonus opportunity in recognition of each such officer’s efforts in (i) the successful transition of the Company from being a wholly-owned subsidiary of Helix to a publicly-held company, (ii) the continued successful integration of assets acquired in the Company’s 2005 and 2006 Acergy, Torch and Fraser Diving acquisitions, and (iii) the successful completion of the Company’s acquisition of Horizon in December 2007.

For 2008, the Compensation Committee has added a personal performance component to the annual cash bonus program and has established the following criteria for the cash bonus opportunity for each of the Named Executive Officers:

•

40%

achieving personal performance criteria or goals;

•

40%

our domestic and international groups exceeding budgeted pre-tax income for the year; and

•

20%

the Company exceeding its budgeted consolidated pre-tax income for the year.

Each individual’s personal performance goals are suggested by the applicable officer and the Chief Executive Officer and provided to the Compensation Committee for review and approval.  At its meeting in March 2008, the Compensation Committee approved the personal performance criteria for each of the Named Executive Officers and determined that a percentage of the personal performance portion of the annual bonus for the year 2008 will be awarded based solely on the discretion of the Compensation Committee.  The Compensation Committee also retains the discretion and authority to adjust any element of the executive officer’s annual cash bonus payment up or down whether resulting from performance criteria or one of the budget related goals.

Long-Term Equity Compensation

We believe that long-term equity incentive compensation advances the best interests of the Company and its stockholders, by providing those persons who have substantial responsibility for the management and growth of our company with additional performance incentives.  This form of compensation also affords these persons with the opportunity to increase their proprietary interest in the Company, which results in the economic interests of our executive officers being more closely aligned with those of our stockholders.  We currently believe that restricted stock awards are the most efficient way to reward executive officers due to recent changes to regulatory, tax and accounting treatment of certain types of long-term equity incentives and the historic volatility of our stock and the stock of companies in our industry.  Currently, awards of restricted stock as a form of long-term equity incentive compensation is widely used in the energy industry.  We believe that in a cyclical industry like ours, the use of restricted stock encourages executives to remain with our company even during periods of stock price volatility.  However, we will periodically reevaluate that determination and may grant other types of equity based incentive compensation in the future.

As with other elements of executive compensation, it is our intent that each executive officer receive a long-term equity incentive award in an amount based on the value of the underlying award necessary to place the applicable officer between the 50th and 75th percentile for equity incentive compensation for officers in similar positions at companies in our peer group.  In determining each executive officer’s equity incentive grant made in December 2006 for the 2007 compensation year, the Helix Compensation Committee reviewed the information and peer group data provided by the compensation consultants and determined a dollar value for the restricted stock award for each executive officer.  The Helix Compensation Committee then divided that amount by our initial public offering price of $13.00 per share to come up with the number of shares of restricted stock to award.  The underlying value of the equity incentive award for 2007 was targeted at the 75th percentile of our peer group because Helix wished to provide an incentive to the Named Executive Officers to drive stockholder value following our initial public offering.

The equity grants to the Named Executive Officers in December 2006 for the 2007 compensation year were structured such that 53% of the shares vest in 20% annual increments over a five-year period from December 19, 2006 (the date of the closing of our initial public offering), an additional 28.4% vests in 20% annual increments over a five-year period from December 19, 2007 (a date immediately following the closing of our acquisition of Horizon), and the balance will vest in 20% annual increments over a five-year period from the date that Helix no longer owns at least 51% of the total voting power of our Common Stock.

No equity awards were made during 2007 to our Named Executive Officers; however, our Compensation Committee met in February 2008 and awarded shares to each of the Named Executive Officers that vest in 20% annual increments over a five-year period from the date of grant.  As with the awards made in late 2006 for 2007, the value of the underlying awards for 2008 was targeted at the 75th percentile of our peer group in order to provide an incentive to the Named Executive Officers to drive the long-term performance of the Company, to give the

Named Executive Officers a meaningful equity stake in the Company and in recognition of the Company’s status as a relatively young public company.  In the future, it is expected that annual grants will be made in December of each year for the subsequent year, with the number of shares granted based on the dollar value of each proposed award divided by the closing price for the Company’s Common Stock on the date of grant.

Perquisites

We limit the perquisites that we make available to our executive officers, particularly in light of recent publicly announced developments by other companies regarding corporate abuse involving perquisites. Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide defined benefit pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

Severance Benefits

Effective as of January 1, 2008, our Compensation Committee approved Severance and Change of Control Agreements for each of the Named Executive Officers that provide certain severance benefits if the officer is terminated under certain circumstances that are described in detail below under “Potential Payments Upon Termination or Change in Control.”  These agreements replaced prior employment agreements between Cal Dive and Messrs. Hébert, Naughton and Lunsford, which are also described below.  The Severance and Change of Control Agreements are designed to promote stability and continuity of senior management.  Because the new agreements replaced existing contracts each of Messrs. Hébert, Naughton and Lunsford already had with the Company, the severance benefits provided by the new agreements are no less favorable than those provided by the former agreements.  The Compensation Committee used survey information from Towers Perrin to determine whether the severance benefits provided by the original agreements were at market levels.  Based on that survey information, the Compensation Committee determined to retain the existing level of severance benefits for Messrs. Naughton and Lunsford, to extend those same benefits to Ms. Buchanan, and to marginally increase the severance benefit payable to Mr. Hébert upon a termination of employment following a change in control.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year.  An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the stockholders.  The annual cash compensation paid and the restricted stock granted to our executive officers have not been structured to qualify as performance-based compensation.  As a result, not all of the compensation paid to our Chief Executive Officer for 2007 will be deductible by us.

To maintain flexibility in compensating executive officers in a manner designed to promote a full range of corporate goals important to our success, our Compensation Committee has not adopted a policy requiring all compensation to be deductible.  Our Compensation Committee intends to monitor compensation levels and to consider in the future qualifying the annual incentive bonus and restricted stock grants under Section 162(m).  However, we may forego future tax deductions if we believe it is in the best long-term interests of our stockholders.

Other Benefits

All employees (including our executive officers) who participate in our 401(k) plan receive matching funds in an amount equal to 50% of the employee’s contribution, up to 5% of salary (including bonus) subject to contribution limits.

We also offer all employees (including our executive officers) the opportunity to buy Company stock through a tax-qualified Employee Stock Purchase Plan.  Under this plan, employees may choose to buy shares of Company stock at a 15% discount to the market price (subject to certain limitations).  The objective is to encourage employees to participate in the ownership of the Company and to allow employees to share in the value of our stock over time.

REPORT OF THE COMPENSATION COMMITTEE ON

FISCAL 2007 EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” provisions to be included in the Company’s 2008 Proxy Statement on Schedule 14A, filed pursuant to Section 14(a) of the Exchange Act.  Based on that review and discussion, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

COMPENSATION COMMITTEE:

William L. Transier, Chair

David E. Preng

John T. Mills

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides a summary of the cash and non-cash compensation for the last two fiscal years for each of:  (i) the chief executive officer, (ii) the chief financial officer, and (iii) each of the other executive officers of the Company.  The Company has only four executive officers.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation (1)	All Other Compensation (2)	Total
Quinn J. Hébert	2007	$438,864	$—	$ 363,152(4)	$—	$646,000(3)	$5,625	$1,453,641
President and Chief Executive Officer	2006	250,000	—	1,537,868(5)	—	200,000(6)	7,147	1,995,015
Scott T. Naughton	2007	286,965	—	182,618(4)	—	384,000(3)	5,195	858,778
Executive Vice President and Chief Operating Officer	2006	190,000	—	53,138(5)	—	185,000(6)	5,500	433,638
G. Kregg Lunsford	2007	227,982	—	121,599(4)	6,110(5)	263,000(3)	5,472	624,163
Executive Vice President and Chief Financial Officer	2006	165,000	59,000	39,375(5)	48,880(5)	141,000(6)	10,935	464,190
Lisa Buchanan(7)	2007	190,000	—	105,725(4)	—	196,000(3)	3,344	495,069
Executive Vice President, General Counsel and Secretary	2006	89,060	62,500	15,015(5)	—	—	3,729	170,304

_______________________
(1)	The compensation reflected is based on the applicable fiscal year’s performance but was paid in the following fiscal year.

(2)

Consists of matching contributions made by the Company through its Retirement Plan. The Company’s Retirement Plan is a 401(k) retirement savings plan under which the Company currently matches 50% of employees’ pre-tax contributions up to 5% of cash compensation (including bonus) subject to contribution limits.

(3)

For 2007, the Named Executive Officers were eligible for annual cash incentives based on achievement of certain corporate financial goals.  The actual payments to such officers consisted of amounts based on Cal Dive’s domestic and international groups each exceeding certain pre-established pre-tax income goals, as adjusted by discretionary amounts awarded by the Compensation Committee.

(4)

Relates to grants of Cal Dive restricted stock made on December 19, 2006 and Helix restricted stock grants discussed in Note 5.  Amounts shown do not reflect compensation actually received by the executives.  Instead, these amounts reflect the compensation cost recognized by Cal Dive for financial statement purposes in accordance with FAS 123R for the fiscal year ended December 31, 2007.  This valuation method values restricted stock granted during 2007 and previous years.  A discussion of the assumptions used in calculating the compensation cost is set forth in Note 12 to Cal Dive’s consolidated and Combined Financial Statements included in its 2007 Annual Report on Form 10-K.

(5)

Relates to grants of Helix restricted stock and stock options.  Amounts shown do not reflect compensation actually received by the executives.  Instead, these amounts reflect the compensation cost recognized by Helix  and Cal Dive for financial statement purposes in accordance with FAS 123R for the fiscal year ended December 31, 2006.  This valuation method values restricted stock and stock options granted during 2006 and previous years.  A discussion of the assumptions used in calculating the compensation cost is set forth in Note 13 to Helix’s Consolidated Financial Statements included in its 2006 Annual Report on Form 10-K.

(6)

For 2006, Messrs. Hébert, Naughton and Lunsford were eligible for annual cash incentives, based on achievement of certain individual performance criteria and corporate profit-sharing incentives, under Helix’s Senior Management Compensation Plan. The actual payments to such officers consisted of bonuses based on individual performance objectives together with Cal Dive and Helix’s Marine Contracting Services Group each exceeding certain pre-established pre-tax income goals. The exact amount of these annual incentives was determined by the Company’s Board prior to the Company’s initial public offering and the establishment of its Compensation Committee.

(7)	Ms. Buchanan’s employment with the Company began on June 30, 2006.

Grants of Plan-Based Awards

In December 2006, we adopted the 2006 Long Term Incentive Plan which provided that we may grant up to 7,000,000 shares of our Common Stock in the form of options, restricted stock or restricted stock units subject to the terms and conditions of the 2006 Plan.  In 2007, our Board amended and restated the 2006 Plan, which was approved by the stockholders at the 2007 Annual Meeting. As amended and restated, the 2006 Plan increased the number of shares that may be issued to 9,000,000 shares. As of March 24, 2008, 1,534,267 shares of restricted stock, net of forfeitures, had been granted pursuant to the 2006 Plan.

Prior to our initial public offering, our Named Executive Officers also received grants of restricted stock under Helix’s 2005 Long Term Incentive Plan.

The following table sets forth certain information with respect to grants of plan-based awards during the fiscal year ended December 31, 2007 to each of our Named Executive Officers:

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Target ($)
Quinn J. Hébert	$717,677
Scott T. Naughton	426,220
G. Kregg Lunsford	292,297
Lisa Buchanan	217,784

(1)

Reflects total bonus opportunity under Cal Dive’s annual incentive bonus plan, assuming all performance targets are met.  The plan does not provide for thresholds or targets, and as discussed in Compensation Discussion and Analysis, the Compensation Committee has the discretion to adjust any portion of the annual incentive bonus up or down.  Under the terms of the plan, if pre-tax income targets of certain divisions of the Company and the Company as a whole are met, then the applicable portion of the bonus opportunity is earned and awarded.  If the targets are not met, then the applicable portion of the bonus is not paid.  Due to the structure of the plan, a target award is not determinable.  Based on the previous year’s performance, a representative target award would have been 100% of the total bonus opportunity.  However, as set forth in the summary compensation table and discussed in Compensation Discussion and Analysis, for 2007 only 90% of the total bonus opportunity was actually paid to the Named Executive Officers.

There were no grants of restricted stock or options by Helix or Cal Dive during the fiscal year ended December 31, 2007 to our Named Executive Officers.  However, the Compensation Committee on February 27, 2008 granted shares of restricted stock to our Named Executive Officers.  All of these shares vest 20% per year over five years from the date of grant, and vest in full upon a change of control.  The following table sets forth certain information with respect to these grants to our Named Executives officers:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Quinn J. Hébert	February 27, 2008	176,670	$1,825,000
Scott T. Naughton	February 27, 2008	79,477	821,000
G. Kregg Lunsford	February 27, 2008	60,890	629,000
Lisa Buchanan	February 27, 2008	51,597	533,000

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options and unvested restricted stock previously awarded to the Named Executive Officers as of the end of the fiscal year ended December 31, 2007:

	Option Awards				Stock Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Quinn J. Hébert	—	—	—	—	171,923(1)	$2,276,260(2)
Scott T. Naughton	10,000	—	$10.92	2/20/12	2,678(3)	111,137(4)
					3,976(5)	165,004(4)
					80,460(1)	1,065,290(2)
G. Kregg Lunsford	16,000	8,000(6)	8.57	2/17/13	1,928(3)	80,012(4)
					2,988(5)	124,002(4)
					51,095(1)	676,497(2)
Lisa Buchanan	—	—	—	—	3,344(7)	138,776(4)
					47,038(1)	622,783(2)

(1)

Shares of Cal Dive restricted stock granted on December 19, 2006.  Shares with respect to 53% vest in annual 20% increments over a five-year period from the date of grant, shares with respect to 28.4% vest in annual 20% increments over a five-year period from December 19, 2007, and the balance vests in annual 20% increments over a five-year period from the date that Helix no longer owns at least 51% of the total voting power of our Common Stock.

(2)

Based on the closing sales price of Cal Dive common stock on December 31, 2007 of $13.24.

(3)

Shares of Helix restricted stock granted on January 3, 2005.  The shares vest 20% per year over a five-year period.

(4)

Based on the closing sales price of Helix common stock on December 31, 2007 of $41.50.

(5)

Shares of Helix restricted stock granted on January 3, 2006.  The shares vest 20% per year over a five-year period.

(6)

Options for Helix common stock were granted February 17, 2003.  The options vest 20% per year over a five-year period.  All remaining options vested on February 17, 2008.

(7)

Shares of Helix restricted stock granted on June 30, 2006.  The shares vest 20% per year over a five-year period.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the vesting of restricted stock during the fiscal year ended December 31, 2007 for each of the Named Executive Officers:

	Option Awards		Stock Awards
Name	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Quinn J. Hébert	—	—	41,916(1)	$1,350,533
			20,384(2)	254,596
Scott T. Naughton	5,000	$132,550	893(3)	26,441
	5,000	148,950	994(3)	29,432
	10,000	351,600	9,540(2)	119,154
G. Kregg Lunsford	—	—	642(3)	19,009
			747(3)	22,118
			6,058(2)	75,664
Lisa M. Buchanan	—	—	836(4)	33,364
			5,577(2)	69,656

(1)

Represents Helix shares vested on February 1, 2007; on which day the closing price of Helix common stock was $32.22.

(2)

Represents Cal Dive shares vested on December 19, 2007; on which day the closing price of Cal Dive common stock was $12.49.

(3)

Represents Helix shares vested on January 3, 2007; on which day the closing price of Helix common stock was $29.61.

(4)

Represents Helix shares vested on June 30, 2007; on which day the closing price of Helix common stock was $39.91.

Employment Agreements and Change of Control Provisions Related to Named Executive Officers

For 2007, all of our Named Executive Officers, other than Ms. Buchanan, were parties to employment agreements with Helix. These agreements were assumed by us as of the closing of our initial public offering in December 2006 pursuant to the terms of the Master Agreement and the Employee Matters Agreement between Helix and us. Each of these employment agreements had similar terms involving salary, bonus and benefits (with amounts that vary due to differing responsibilities).  As discussed below, in February 2008, our Compensation Committee approved new Severance and Change of Control Agreements for all of our Named Executive Officers that replaced these employment agreements.

Each of the executive employment agreements provided, among other things, that if we paid specific amounts, then until the first or second anniversary date of termination of the executive’s employment with us (depending on the event of termination), the executive would not compete with us so long as such executive continued to receive payments and benefits from us.

If a Named Executive Officer, other than Ms. Buchanan, terminated his employment for “Good Cause” or was terminated “Without Cause” during a certain specified period following a “Change of Control”, such executive would (a) receive a lump sum payment from either the Company or a successor, as applicable, in the following amount: (i) for Mr. Hébert, two times the annual base salary together with an amount equal to the annual bonus paid to the executive with respect to the most recently completed fiscal year, (ii) for Mr. Naughton, two times the annual base salary plus annual bonus paid to the executive with respect to the most recently completed fiscal year and (iii) for Mr. Lunsford, one times the annual base salary due to termination “Without Cause” and two times the annual base salary due to termination for “Good Cause,” in each case together with an amount equal to the annual bonus paid to the executive with respect to the most recently completed fiscal year, (b) have all options and restricted stock held by such executive vest, and (c) continue to receive welfare plan and other benefits for a period of two years or as long as such plan or benefits allow.

For purposes of the employment agreements, “Good Cause” included both that (a) the CEO or COO ceased employment and (b) two of the following: (i) a material change in the executive’s position, authority, duties or responsibilities, (ii) changes in the office or location at which the executive is based without his consent (such consent not to be unreasonably withheld), (iii) a significant change in the executive’s reporting relationships, or (iv) certain breaches of the agreement.  A “Change of Control” for purposes of the employment agreements would have occurred if a person or group becomes the beneficial owner, directly or indirectly, of securities representing 45% or more of the combined voting power of our outstanding securities. The employment agreements provide that, if any payment to one of the covered executives would be subject to any excise tax under Section 4999 of the Internal Revenue Code, a “gross-up” payment would be made to place the executive in the same net after-tax position as would have been the case if no excise tax had been payable.

On February 27, 2008, the Compensation Committee of our Board of Directors approved Severance and Change of Control Agreements between Cal Dive and each of Messrs. Hébert, Naughton and Lunsford, and Ms. Buchanan.  These agreements, which are effective as of January 1, 2008, replace the prior Employment Agreements between Cal Dive and Messrs. Hébert, Naughton and Lunsford, and provide for certain severance benefits upon a termination of the executive’s employment both prior to and following a change of control, as defined in the agreements.

Each of the agreements provides, among other things, that until the first or second anniversary date of termination of the executive’s employment with us (depending on the event of termination), the executive shall not, directly or indirectly, anywhere in the world where we are then doing business, engage in any business in direct competition with our subsea marine construction business.

If during the term of the agreements, an executive terminates his or her employment for “Good Reason” or is terminated without “Cause” prior to a “Change of Control,” such executive would (a) receive a lump sum payment from us equal to one times the sum of the executive’s then current annual base salary and a prorated portion of his or her target bonus for the year (based on the number of days in the year preceding the date of termination), (b) have accelerated vesting of any stock options, restricted stock or restricted stock units granted to the executive that were scheduled to vest by their terms within 12 months following the date of termination and (c) continue to receive welfare plan and other benefits from us for a period of one year.

In the case of a termination of the executive’s employment without “Cause” or by the executive with “Good Reason” within two years after a “Change of Control,” the executive would (a) receive a lump sum payment from us equal to 2.99 times (in the case of Mr. Hébert) or two times (in the case of the other executives) the sum of the executive’s then current base salary and target bonus for the year, (b) have accelerated vesting of all stock options, restricted stock and restricted stock units granted to the executive prior to the date of termination and (c) continue to receive welfare plan and other benefits from us for a period of two years.

For purposes of the agreements, “Good Reason” includes a material reduction of the executive’s base salary, a material diminution in the executive’s duties and status, changes in the location at which the executive is based and certain breaches of the agreement.  The definition of a “Change of Control” for purposes of the agreements is the same as that contained in our 2006 Plan, as it was amended and restated in 2007, and would be deemed to occur upon the acquisition by any person or group of 30% or more of our outstanding stock, consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of our assets, or upon the individuals constituting our board ceasing to constitute at least a majority of the board.

The agreements have an initial term of two years, which terms are automatically extended for successive two-year terms unless either party gives written notice to the other not later than 90 days prior to the expiration of the then-current term.  Notwithstanding any non-extension notice given by the Company, if a Change of Control occurs during the term of the agreement, the agreement shall continue in effect through the second anniversary of the Change of Control.  The agreements provide that, if any payment to one of the covered executives will be subject to any excise tax under Section 4999 of the Internal Revenue Code, a “gross-up” payment would be made to place the executive in the same net after-tax position as would have been the case if no excise tax had been payable.

Potential Payments Upon Termination or Change in Control

The following information and the “Estimated Payments on Termination or Change in Control” table below set forth the amount of payments to each of our Named Executive Officers in the event of a termination of employment as a result of normal and early retirement, involuntary termination by the Company without “Cause,” death, disability, voluntary termination by the Named Executive Officer, termination by the Company for “Cause”, and termination without “Cause” or by the Executive for “Good Cause” following a change in control all as if such termination occurred on December 31, 2007.  The table below also sets forth the amount of payments to each of our Named Executive Officers in the event of a change in control without a termination of employment, effective upon December 31, 2007.

As described above, at December 31, 2007 we had employment agreements with all of our Named Executive Officers other than Ms. Buchanan.  We do not otherwise have any severance policy or arrangement that provides for payments to a Named Executive Officer in the event of a termination of employment except provisions contained in the agreements governing their equity incentive awards.

Assumptions and General Principles.  The following assumptions and general principles apply with respect to the following table and any termination of employment of a Named Executive Officer:

•

The amounts shown in the table below assume that each Named Executive Officer was terminated on December 31, 2007.

•

A Named Executive Officer is entitled to receive amounts earned during his term of employment regardless of the manner in which the Named Executive Officer’s employment is terminated.  These amounts include earned but as yet unpaid base salary and unused vacation pay through the date of termination.  These amounts are not shown in the table below because they are not severance payments.

•

In general, a Named Executive Officer must continue to be employed at the time of payment to be entitled to receive annual cash incentive compensation pursuant to our incentive compensation plan.  In the event a termination occurs prior to that time, the Compensation Committee has discretion to award the Named Executive Officer an annual cash incentive compensation payment that would approximate a prorated amount of the payment the Named Executive Officer would have received under the plan and takes into consideration the Named Executive Officer’s performance and contributions to achieving the performance criteria under the plan to the date of termination.  Discretionary annual cash incentive compensation payments are not typically awarded in the event of a voluntary termination or a termination for Cause.  In addition, the employment agreements with Messrs. Hébert, Naughton and Lunsford specifically provide for the payment of a prorated amount of the annual cash incentive compensation upon terminations due to the death or disability of the Named Executive Officer, prorated to the date of such event.  We have assumed that the Compensation Committee would use its discretion to treat Ms. Buchanan the same as the other Named Executive Officers in such events.

•

Because we have assumed a December 31, 2007 termination date, our Compensation Committee has the discretion to pay each of the Named Executive Officers the amount of the annual cash incentive payment earned under the plan for 2007, except in cases of voluntary termination or termination for Cause.  Therefore, the amount set forth in the table below for annual cash incentive compensation payment is the actual annual incentive compensation paid to each Named Executive Officer for 2007 performance.  This amount is also the sum of the amounts set forth in the “Non-Equity Incentive Plan Compensation” and “Bonus” columns of the 2007 Summary Compensation Table.

•

A Named Executive Officer may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive unrestricted shares of Common Stock with respect to any restricted stock awards for which the vesting period has expired prior to the date of termination, or, in the case below, December 31, 2007.  Except for stock options and restricted stock that vest upon a change in control, any amounts related to these stock options and restricted stock awards are not included in the table because they are not severance payments.

Normal and Early Retirement.  A Named Executive Officer is eligible to elect retirement at any age.  The Named Executive Officers are not entitled to any additional payments or benefits upon retirement other than (i) any amounts accrued and vested in such Named Executive Officer’s account under our 401(k) Plan, and (ii) any amounts accrued in such Named Executive Officer’s account under the Helix Employee Stock Purchase Plan or the Cal Dive Employee Stock Purchase Plan.  Any unvested stock options or restricted stock are forfeited upon retirement.  All employees who have reached at least age 55 with at least 10 years of service upon retirement are also entitled to continue their participation in the Company’s health benefit plans until they reach age 65, upon paying both the employee and the employer portion of the premiums for such coverage.  Since this benefit is available without discrimination to all employees, it is not included in the table below.  We are assuming for purposes of the table below that the Compensation Committee would award the Named Executive Officers their 2007 annual cash incentive compensation upon retirement on December 31, 2007.

Involuntary Termination.  The employment contracts for Messrs. Hébert, Naughton and Lunsford require the Company to give the executive 12 months notice of an involuntary termination, which has the effective of providing to the executive all of the benefits of employment such executive would have enjoyed for the full year following such termination, including base salary, annual cash incentive compensation, continued vesting of stock options and restricted stock and other employee benefits.

Mr. Naughton’s agreement provides that upon a termination of Mr. Naughton’s employment by the Company without “Cause” prior to a change in control, Mr. Naughton will be entitled to receive an amount equal to the greater of (i) six month’s salary or (ii) four week’s salary plus two week’s salary for every year of salaried employment by the Company, plus continuation of Mr. Naughton’s participation in the Company’s benefit plans for six months.

Since the benefits Mr. Naughton would receive under the 12-month notice provision described above are greater than those provided under this provision, the larger amounts are set forth in the table below.

Death and Disability.  The Named Executive Officers are not entitled to any payments or benefits upon death, other than any proceeds under the Company’s life insurance benefits provided to all Company employees, for which the employees pay the premiums.   Likewise upon disability the Named Executive Officers are only entitled to such benefits as they may receive under the Company’s long term disability policy available to all employees.   Since these benefits are paid for by the executive and are no more favorable for the Named Executive Officers than for any other Company employee, no amounts are shown in the table below for these benefits.  All unvested stock options and restricted stock would be forfeited.

Voluntary Termination and Termination for Cause.  A Named Executive Officer is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment or upon termination for Cause.  All unvested stock options or restricted stock would be forfeited.

Effect of Change in Control.  Pursuant to the terms of the agreements governing the awards of stock options or restricted stock to the Named Executive Officers, upon the occurrence of a change in control, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted.  The amounts set forth in the table below for stock options reflect the difference between the closing price of Helix’s common stock on December 31, 2007 and the exercise prices for each option for which vesting would accelerate (no Named Executive Officer has any options to purchase Cal Dive stock).  The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would accelerate multiplied by the closing price of either Helix’s or Cal Dive’s Common Stock, as applicable, on December 31, 2007.  No other benefits are payable to our Named Executive Officers upon a Change in Control without a termination of employment.

The 2006 Plan, in the form as of December 31, 2007, defines a change in control as (i) any sale of all or substantially all of the assets of the company or a consolidation or merger of the company in which the company was not the surviving company; (ii) a liquidation or dissolution of the company; (iii) the acquisition by any person of 30% or more of the outstanding securities of the company; or (iv) individuals who constitute our Board ceasing to constitute at least a majority of the Board.

Termination of Employment following a Change in Control.  The employment agreements with the Named Executive Officers other than Ms. Buchanan provide that, upon a termination of employment without “Cause” following a change in control or if the Named Executive Officer terminates his employment in certain circumstances defined in the agreement that constitute “Good Cause,” in addition to the accelerated vesting of stock options and restricted stock described above, each will receive:

•

Mr. Hébert will receive a lump sum severance payment in an amount equal to two times (a) his base salary during the year prior to termination together with (b) an amount equal to the annual cash incentive compensation received by Mr. Hébert  for the last complete year of employment;

•

Mr. Naughton will receive a lump sum severance payment in an amount equal to two times (a) his base salary plus (b) the annual cash incentive compensation paid to Mr. Naughton for his last complete year of employment;

•

Mr. Lunsford will receive a lump sum severance payment in an amount equal to one times (in the case of a termination without “Cause” following a change in control), or two times (in the case of a termination by Mr. Lunsford for “Good Cause” following a change in control) (a) his base salary together with (b) an amount equal to the annual cash incentive bonus received by Mr. Lunsford for the last complete year of employment;

•

two years of continued participation in the Company’s health care and life insurance benefit plans; and

•

an amount equal to the excise tax and taxes thereon charged, if any, to the Named Executive Officer as a result of any change in control payments.

The definition of change in control contained in the employment agreements are described above under “Employment Agreements and Change of Control Provisions Related to Named Executive Officers.”

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Event	Q. Hébert	S. Naughton	G. K. Lunsford	L. Buchanan
Normal and Early Retirement, Death or Disability
2007 annual cash incentive compensation	$ 646,000	$ 384,000	$ 263,000	$ 196,000
Total	$ 646,000	$ 384,000	$ 263,000	$ 196,000

Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A

Involuntary Termination Without Cause
2007 annual cash incentive compensation	$ 646,000	$ 384,000	$ 263,000	$ 196,000
Continued base salary	438,864	286,965	227,982	0
Continued cash incentive compensation	646,000	384,000	263,000	0
Continued health, disability and life insurance benefits	18,071	4,591	13,351	0
Continued vesting of Helix stock options	0	0	194,880	0
Continued vesting of Helix restricted stock	0	78,310	57,643	0
Continued vesting of Cal Dive restricted stock	414,504	193,992	123,187	0
Total	$2,163,439	$1,331,858	$1,143,043	$ 196,000

Change in Control
Accelerated Helix stock options	$ 0	$ 0	$ 194,880	$ 0
Accelerated Helix restricted stock	0	276,141	204,014	138,776
Accelerated Cal Dive restricted stock	2,276,260	1,065,290	676,497	622,783
Total	$2,276,260	$1,341,431	$1,075,391	$ 761,559

Change in Control with Involuntary Termination Without Cause
2007 annual cash incentive compensation	$ 646,000	$ 384,000	$ 263,000	$ 196,000
Cash severance payment	2,169,728	1,341,930	490,982	0
Accelerated Helix stock options	0	0	194,880	0
Accelerated Helix restricted stock	0	276,141	204,014	138,776
Accelerated Cal Dive restricted stock	2,276,260	1,065,290	676,497	622,783
Continued health, disability and life insurance benefits	36,142	9,182	26,702	0
Excise tax gross up	1,321,302	797,509	308,559	0
Total	$6,449,432	$3,874,052	$2,164,634	$ 957,559

Change in Control with Termination by Executive With Good Cause
2007 annual cash incentive compensation	$ 646,000	$ 384,000	$ 263,000	$ 196,000
Cash severance payment	2,169,728	1,341,930	981,964	0
Accelerated Helix stock options	0	0	194,800	0
Accelerated Helix restricted stock	0	276,141	204,014	138,776
Accelerated Cal Dive restricted stock	2,276,260	1,065,290	676,497	622,783
Continued health, disability and life insurance benefits	36,142	9,182	26,702	0
Excise tax gross up	1,321,302	797,509	534,039	0
Total	$6,449,432	$3,874,052	$2,881,016	$ 957,559

As described above, the Company entered into new Severance and Change of Control Agreements with each of the Named Executive Officers, effective January 1, 2008, which replaced the prior Employment Agreements with Messrs. Hébert, Naughton and Lunsford.  Had these agreements been in effect as of December 31, 2007, there would have been no difference in the payments set forth in the table above upon normal and early retirement, death, disability, voluntary termination or termination for cause or upon a change in control with no termination of employment.  The following table sets forth the payments that would have been due had the new agreements been in effect on December 31, 2007 upon terminations of employment resulting from the events indicated below:

Event	Q. Hébert	S. Naughton	G. K. Lunsford	L. Buchanan
Involuntary Termination without Cause or Termination by Executive with Good Reason prior to Change in Control
2007 annual cash incentive compensation	$ 646,000	$ 384,000	$ 263,000	$ 196,000
Cash severance payment	1,084,864	670,965	490,982	386,000
Accelerated Helix stock options	0	0	194,880	0
Accelerated Helix restricted stock	0	78,310	57,643	34,694
Accelerated Cal Dive restricted stock	414,504	193,992	123,187	113,400
Continued health, disability and life insurance benefits	18,071	4,591	13,351	1,151
Total	$2,163,439	$1,331,858	$1,143,043	$ 731,245

Involuntary Termination without Cause or Termination by Executive with Good Reason following Change in Control
2007 annual cash incentive compensation	$ 646,000	$ 384,000	$ 263,000	$ 196,000
Cash severance payment	3,243,743	1,341,930	981,964	772,000
Accelerated Helix stock options	0	0	194,800	0
Accelerated Helix restricted stock	0	276,141	204,014	138,776
Accelerated Cal Dive restricted stock	2,276,260	1,065,290	676,497	622,783
Continued health, disability and life insurance benefits	36,142	9,182	26,702	2,302
Excise tax gross up	1,814,535	797,509	534,039	449,591
Total	$8,016,680	$3,874,052	$2,881,016	$2,181,452

CERTAIN TRANSACTIONS

In contemplation of our initial public offering, the Company entered into several agreements with Helix addressing the rights and obligations of each respective company, including a Master Agreement, a Corporate Services Agreement, an Employee Matters Agreement, a Registration Rights Agreement and a Tax Matters Agreement. The Master Agreement describes and provides a framework for the separation of our business from Helix’s business, allocates liabilities (including those potential liabilities related to litigation) between the parties, allocates responsibilities and provides standards for each company’s conduct going forward (e.g., coordination regarding financial reporting), and sets forth the indemnification obligations of each party. In addition, the Master Agreement provides Helix with a preferential right to use a specified number of our vessels at market rates in accordance with the terms of such agreement.

Pursuant to the Corporate Services Agreement, each party agrees to provide specified services to the other party, including administrative and support services for the time period specified therein. Generally, after Helix ceases to own 50% or more of the total voting power of our Common Stock, all services may be terminated by either party upon 60 days notice, but a longer notice period is applicable for selected services. In general, under the Corporate Services Agreement Helix provides us with tax, treasury, internal audit, insurance (including claims), employee benefit, and information technology services; and the Company provides Helix with training and quality control, marine administration, supply chain and base operation, environmental, health and safety, operational facilities management and human resources services.

Total allocated costs for services provided to us by Helix were approximately $3.6 million for the year ended December 31, 2007, and total allocated costs for services provided by us to Helix were approximately $3.4 million for the year ended December 31, 2007.  These costs have been allocated based on head count, work hours and revenues, as applicable.

Pursuant to the Employee Matters Agreement, except as otherwise provided, we have generally accepted and assumed all employment related obligations with respect to all individuals who were employees of the Company as of the initial public offering closing date, including expenses related to existing options and restricted stock. Those employees are entitled to retain their Helix stock options and restricted stock grants under their original terms except as mandated by applicable law. The Employee Matters Agreement also permitted our employees to participate in the Helix Employee Stock Purchase Plan for the offering period that ended June 30, 2007, and we agreed to pay Helix at the end of the offering period the fair market value of the shares of Helix’s stock purchased by such employees.

Pursuant to the Tax Matters Agreement, Helix is generally responsible for all federal, state, local and foreign income taxes that are attributable to the Company for all tax periods ending on the initial public offering; we are generally responsible for all such taxes beginning after the initial public offering. In addition, the agreement provides that for a period of up to ten years, the Company is required to make aggregate payments totaling $11.3 million to Helix equal to 90% of tax benefits derived by the Company from tax basis adjustments resulting from the “Boot” gain recognized by Helix as a result of the distributions made to Helix as part of the initial public offering transaction. As of December 31, 2007, the current and long-term tax benefit payable to Helix related to this obligation were $0.4 million and $5.8 million, respectively.

Including the current tax benefit payable to Helix resulting from a tax step-up benefit, noted above, net amounts payable to and receivable from Helix are settled with cash at least quarterly. At December 31, 2007 the net amount payable to Helix was $8.4 million and was settled in the first quarter of 2008.

Pursuant to the Registration Rights Agreement, we agreed to provide Helix with registration rights relating to shares of our common stock held by Helix.  Subject to certain limitations, Helix may require us to register under the Securities Act all or any portion of its shares, a so-called “demand request.”  On December 18, 2007, pursuant to a request made by Helix under its “demand” registration rights, we filed a shelf registration statement on Form S-3 to register for re-sale all of the shares of our common stock held by Helix.  Helix also has so-called “piggy-back” registration rights.  The demand and piggy-back registrations are each subject to market cutback exceptions.

Helix is obligated to pay all costs and expenses in connection with any “demand” registration and we are obligated to pay all costs and expenses in connection with any “piggy-back” registration, except underwriting discounts, commissions or fees attributable to shares of common stock sold by Helix.  The rights of Helix under the

Registration Rights Agreement will remain in effect until the shares of our common stock held by Helix (i) have been sold pursuant to an effective registration statement under the Securities Act, (ii) have been sold pursuant to Rule 144 under the Securities Act, (iii) have been transferred in a transaction where subsequent public distribution of the shares would not require registration under the Securities Act or (iv) are no longer outstanding.

In the ordinary course of business, the Company provided marine contracting services to Helix and recognized revenues of $53.6 million in 2007. Helix provided remotely operated vehicle services to the Company and the Company recognized operating expenses of $7.3 million in 2007.

All of these agreements were entered into at a time when we were a wholly-owned subsidiary of Helix.  In addition to Helix holding approximately 58% of our outstanding Common Stock, one member of our six-member Board of Directors is an executive officer and director of Helix, and another of our directors also serves as a director of Helix.  The Master Agreement provides that all proposed transactions between Cal Dive and Helix after our initial public offering, any material amendment to the agreements described above, and any consent or approval proposed to be granted by Cal Dive for Helix’s benefit, in each case, that would ordinarily be submitted for approval by the Cal Dive Board of Directors, will be subject to the approval of a majority of the independent directors (as defined by applicable NYSE rules).

In addition, the Board has adopted a policy with respect to related persons transactions pursuant to which Audit Committee approval will be required for all such transactions.  The Audit Committee will also, on an annual basis, review and assess ongoing relationships with each related person to ensure that they continue to be in compliance with such policy.  A copy of this policy is posted on our website at www.caldive.com under Corporate Governance.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company’s Common Stock. Directors, executive officers and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to the Company, all reports required to be filed pursuant to Section 16(a) of the Exchange Act for the fiscal year ended December 31, 2007 were filed on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to the Company’s equity compensation plans as of December 31, 2007:

	Number of Securities
	to Be Issued upon	Weighted-Average	Number of Securities
	Exercise of Outstanding	Exercise Price of	Remaining Available
	Options, Warrants	Outstanding Options,	for Future Issuance under
Plan Category	and Rights (2)	Warrants and Rights	Compensation Plans (3)

Equity compensation plans approved by security holders(1)	107,813(4)	$77.46(4)	7,712,706
Equity compensation plans not approved by security holders	0	N/A	0

Total	107,813		7,712,706

_______________________
(1)

The 2006 Plan, which was approved by our stockholders at our 2007 Annual Meeting, provides that the Company may grant up to 9,000,000 shares of our Common Stock in the form of options, restricted stock or restricted stock units subject to the terms and conditions of the 2006 Plan.

(2)	As of December 31, 2007, there were 107,813 options, and 1,179,481 shares of restricted stock, granted under the 2006 Plan.

(3)	Between December 31, 2007 and the record date, March 24, 2008, no new options were issued and 354,786 shares of restricted stock, net of forfeitures, were awarded pursuant to the 2006 Plan.

(4)

Reflects options issued upon conversion of options to acquire Horizon common stock in connection with our acquisition of Horizon in accordance with a conversion formula set forth in the merger agreement.

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibilities for the financial statements and the accounting and financial reporting processes, including the Company’s system of disclosure controls and procedures and internal control over financial reporting.  The Audit Committee oversees the Company’s accounting and financial reporting processes and the audit of our financial statements on behalf of the Board.

In this context, the Audit Committee has met and held discussions with management and the Company’s internal auditors and Ernst & Young LLP, the Company’s independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of and for the periods presented in the financial statements.  The Audit Committee has reviewed and discussed the audited financial statements with management and Ernst & Young LLP.  The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards (SAS”) No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AV Section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

In addition, the Audit Committee has discussed with Ernst & Young LLP such firm’s independence from the Company and management, including the matters in the written disclosures and the letter provided by such firm to the Audit Committee as required by the Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees, as adopted by the PCAOB in Rule 3600T.  Ernst & Young LLP has represented to the Company that they are independent under applicable rules of the Securities and Exchange Commission.

The Audit Committee has discussed with the internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits.  The Audit Committee has met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the consolidated and combined audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Todd A. Dittmann, Chairman

William L. Transier

John T. Mills

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

INDEPENDENT PUBLIC REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as the Company’s independent registered public accounting firm providing auditing and financial services since their engagement in fiscal 2006, and will continue to provide such services during fiscal 2008. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm for the last two fiscal years in each of the following categories are:

	2007	2006
Audit Fees(1)	$1,476,798	$2,289,967
Audit-Related Fees	12,920	—
Tax Fees	—	—
All Other Fees(2)	1,763,277	—
Total	$3,252,995	$2,289,967

(1)

Audit fees consist of professional services rendered for the audit of the Company’s annual consolidated financial statements.  For 2007, this category also includes $516,150 incurred related to our acquisition of Horizon, including audit and reviews of the related financial statements included in our Registration Statement on Form S-4, and the issuance of consents and comfort letters.  For 2006, this category also includes approximately $1.6 million incurred related to our initial public offering including audit and reviews of the related financial statements included in our Registration Statement on Form S-1, as well as services rendered related to the review of the Registration Statement and all amendments thereto filed with the Securities and Exchange Commission and the issuance of consents and comfort letters.

(2)	All other fees consists of integration advisory services rendered in connection with our acquisition of Horizon.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving certain audit and permissible non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of audit or permissible non-audit services and to engage the independent registered public accounting firm for any audit or permissible non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the Securities and Exchange Commission rules on auditor independence. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. None of the fees paid for services in 2007 were for services approved by the Audit Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

OTHER INFORMATION

Proposals and Director Nominations for 2009 Stockholders’ Meeting

Under Rule 14a-8 under the Exchange Act, in order for a stockholder proposal to be considered for inclusion in our Proxy Statement for the 2009 Annual Meeting, it must be in writing and received by the Corporate Secretary, at our offices no later than December 9, 2008. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

In addition, our By-laws permit stockholders to propose business to be considered and nominate directors for election at an annual stockholder meeting. To propose business or nominate a director, the stockholder must deliver a notice to the Corporate Secretary.  In the case of a nomination of a director, the notice must set forth the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with the nominee’s written consent to serve as a director if elected.  In the case of any other business that the stockholder proposes to bring before the meeting, the notice must include a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business by the stockholder proposing it.  The stockholder providing such nomination or proposing business to be considered at the meeting must provide his or her name and address and class and number of voting securities held by such stockholder.  Such stockholder must be a stockholder of record on the record date for the meeting and on the day the notice of the meeting is given.  In addition, the stockholder must give timely notice of such nomination or other business to the Corporate Secretary of Cal Dive no earlier than January 6, 2009 nor later than February 5, 2009.  For as long as Helix continues to own at least a majority of the total voting power of our Common Stock, it may nominate persons for election to our Board without complying with these procedures.  A copy of the By-laws is available from the Corporate Secretary.

All submissions to, or requests from, the Corporate Secretary should be made to our principal offices at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

Other

Our 2007 Annual Report to Stockholders (including our Annual Report on Form 10-K) is being sent to stockholders of record as of March 24, 2008, together with this Proxy Statement.

The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors

/s/ Lisa M. Buchanan

Lisa M. Buchanan
Corporate Secretary
Cal Dive International, Inc.

PROXY FOR COMMON STOCK

CAL DIVE INTERNATIONAL, INC.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Shareholders and the Proxy Statement, dated April 8, 2008, hereby appoints G. Kregg Lunsford and Lisa Manget Buchanan as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all common shares of Cal Dive International, Inc. held of record by the undersigned on March 24, 2008 at the 2008 Annual Meeting of Stockholders to be held on May 6, 2008 at 9:00 a.m. at the corporate offices of Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, and any adjournments thereof.

The Board of Directors Recommends a Vote FOR Proposal 1:

1. To elect two “Class II” directors of the Company with terms expiring in 2011 and until his successor shall be elected and duly qualified.

William L. Transier	John T. Mills

You may vote on the Proposal by marking one of the following boxes.

FOR the two “Class II” nominees ☐	WITHHOLD AUTHORITY ☐	ABSTAIN ☐
(except as indicated below)

INSTRUCTION: To WITHHOLD AUTHORITY to vote for any individual nominee, write that person’s name in the space provided below.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(Please See Reverse Side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE CLASS II DIRECTORS INDICATED IN PROPOSAL 1, AND IN THE PROXY HOLDER’S DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. ABSTENTIONS WILL BE COUNTED TOWARD THE EXISTENCE OF A QUORUM.

Dated:

Signature

Signature (if held jointly)

Title

Please sign exactly as the name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2008

The Company’s Proxy Statement and 2007 Annual Report to Stockholders (including our annual report on Form 10-K) for the fiscal year ended December 31, 2007 are available at www.caldive.com under the Investor Relations tab.